Exhibit 10.2

COMMON STOCK PURCHASE AGREEMENT

between

NATURAL PLANT EXTRACT OF CALIFORNIA, INC.

and

BETTERWORLD VENTURES, LLC

dated as of June 5, 2020

COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (this “Agreement”), dated as of June 5, 2020, is entered into between Natural Plant Extract of California, Inc., a California corporation (“Company”), and Betterworld Ventures, LLC, a California limited liability company (“Buyer”). Each of Company and Buyer is a “Party” and together, the “Parties”. Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Company is engaged in the manufacturing and distribution of various cannabis products (the “Business”) at the real property located at 11116 Wright Road, Lynwood, CA 90262 (the “Property”) owned by Imperial Diversified Holdings LLC, a California limited liability company (“IDH”), which is a related party to Company through common ownership;

WHEREAS, Company owns a Manufacturing License for Adult and Medicinal Cannabis Products, issued by the State of California Department of Public Health, and an Adult- Use and Medicinal Distributor License, issued by the State of California Bureau of Cannabis Control, (each a “License”, and collectively, the “Licenses”);

WHEREAS, the Property is subject to a mechanic’s lien for certain development work performed by BCC Contracting, Inc. (the “Contractor”) and its subcontractors, and the Contractor (and its subcontractors) has brought a lawsuit/claims against Company for payment of such mechanic’s lien, plus interest and penalties (the “Contractor’s Claim”);

WHEREAS, Company wishes to sell to Buyer, and Buyer wishes to purchase from Company, 566,667 shares of common stock, no par value, in the Company representing a forty percent (40%) ownership interest in the Company on a fully diluted basis (the “Shares”), subject to the terms and conditions set forth herein; and

WHEREAS, concurrent with and as a condition to Buyer’s purchase and Company’s sale of the Shares, the related transactions described in Article II shall be completed, including

(a)  sale of the Property by IDH to Valwood Group, LLC, a Buyer related party (“Valwood”), (b) settlement and release of the Contractor’s Claim and pay-off of any outstanding debt on the Property, (c) an amendment of Company’s lease to occupy the Property and assignment of said lease to Valwood, and (d) Company engaging Jim Riley as a consultant to help manage the successful launch of the Business on behalf of Buyer.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I PURCHASE AND SALE

Section 1.01 Purchase and Sale of Shares. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 3.01), Company shall issue and sell to Buyer, and Buyer shall purchase from Company, the Shares, free and clear of any mortgage, pledge, lien, charge, security interest, claim, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), for the consideration specified in Section 1.02.

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Section 1.02 Purchase Price of Shares. The aggregate purchase price for the Shares shall be Fifty Thousand Dollars ($50,000.00) (the “Shares Purchase Price”). Buyer shall pay the Shares Purchase Price to Company at the Closing by check payable to the Company, by wire transfer to a bank account designated by the Company in accordance with wire transfer instructions provided by Buyer no later than three (3) Business Days prior to Closing, or by any combination of such methods.

ARTICLE II RELATED TRANSACTIONS

Section 2.01 Related Transactions. Company and Buyer shall cause the following transactions to be completed concurrently with and as a condition to Buyer’s purchase and Company’s sale of the Shares:

(a)               Purchase of Property. IDH will sell to Valwood and Valwood will purchase from IDH the Property for an aggregate purchase price of $2,150,000.00 (the “Property Sale”), the proceeds of which will be used to (i) settle and pay off the Contractor’s Claim for a complete release of its mechanic’s lien and all related claims (the “Contractor’s Claim Release”), and (ii) pay off the first mortgage lienholder on the Property for a complete release of its first lien (the “Mortgage Release”).

(b)              NPE Lease Amendment. The Property is currently subject to a lease between IDH and Company, a copy of which has been provided to Buyer and Valwood (the “NPE Lease”). At the Closing, the NPE Lease will be assigned to Valwood and amended, substantially in the form attached hereto as Exhibit B (the “NPE Lease Amendment”), to provide, among others, that (i) commencing October 1, 2020, aggregate lease payments to Valwood will be $11,000.00 per month plus 100% of property expenses (including real estate taxes, building insurance, and maintenance and utilities), (ii) this amount may be offset by any other lease and expense payments from any other tenant at the Property, and (iii) Company shall be responsible for this aggregate amount regardless of the status of any other proposed lessor of any portion of the Property after October 1, 2020.

(c)               Riley Contract. Company and Jim Riley will enter into a consulting contract, substantially in the form attached hereto as Exhibit C (the “Riley Contract”), pursuant to which Mr. Riley will help manage the successful launch of the Business on behalf of Buyer. Company will pay Mr. Riley $3,000.00 per month during the term of the engagement which is expected to continue for at least twelve (12) months.

(d)              Shareholders Agreement. Each of Company, Buyer, Alan Tsai (“Tsai”) and Robert Hymers III (“Hymers”) will enter into a Shareholders Agreement governing rights and obligations of the parties, substantially in the form attached hereto as Exhibit D (the “Shareholders Agreement”). Each of Buyer, Tsai and Hymers may be referred to herein as a “Major Shareholder” and collectively as the “Major Shareholders”.

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ARTICLE III CLOSING; DELIVERIES

Section 3.01 Closing. The purchase and sale of the Shares shall take place remotely via the exchange of documents and payment of the Shares Purchase Price by check payable to the Company, by wire transfer to a bank account designated by the Company, or by any combination of such methods (the “Closing”; and which date is referred to herein as the “Closing Date”). The Closing Date shall be a date mutually agreed by Company and Buyer on or about the closing date of the Property Sale.

Section 3.02 Deliveries.

(a)               At the Closing, Company shall deliver:

(i)                 A certificate of the Secretary of Company certifying (i) that attached thereto are true and complete copies of all resolutions of the board of directors and the shareholders of Company authorizing the execution, delivery, and performance of this Agreement, and the other agreements, instruments, and documents required or contemplated to be delivered in connection with this Agreement or at the Closing (collectively, the “Transaction Documents”) and the consummation of the transactions contemplated hereby and thereby, and that such resolutions are in full force and effect, and (ii) that attached thereto are true and complete copies of the governing documents of the Company, including any amendments or restatements thereof, and that such governing documents are in full force and effect.

(ii)               A certificate of status for the Company from the California Secretary of State of a reasonable date (but not more than 60 days prior to the Closing Date).

(b)              Company, and each of the Major Shareholders shall have executed and delivered the Shareholders Agreement.

(c)               The Property Sale shall have closed and each of the Contractor’s Claim Release and the Mortgage Release shall be in full force and effect.

(d)              Company and IDH shall have delivered the NPE Lease Amendment to Valwood such that Valwood becomes lessor under the NPE Lease.

(e)               Company’s board of directors shall be increased in size to three (3) and the board shall be comprised of Tsai, Hymers and Paul Garrett.

(f)                Promptly following the Closing, the Company shall deliver to the Buyer a certificate representing the Shares against payment of the Shares Purchase Price therefor.

Section 3.03 Ownership Disclosures. Parties covenant to take all such necessary steps to obtain all such approvals and as may be required under applicable cannabis Laws, inclusive of the California Bureau of Cannabis Control, the California Department of Public Health and the California Department of Food and Agriculture (collectively, “State Licensing Agencies”) and

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their respective requirements, to ensure that each individual with a financial interest in Company as described under 16 CCR 5003(c) obtains approval as an “Owner” in Company’s License.

Furthermore, Company shall be obligated to comply with all applicable state and local laws and regulations and to perform all acts necessary or advisable to maintain the Company’s License in effect and in good standing at all times which includes, without limitation, executing any and all required State Licensing Agency Amendment Forms and submitting them in an applicable timeframe for ownership amendment reporting. Any costs related to this paragraph will be paid and incurred by the Company.

Section 3.04 Post-Closing Stock Issuance Adjustment. On May 26, 2020, Company filed a Certificate of Amendment to its Restated Articles of Incorporation (the “Amendment”) with the Secretary of State of the State of California (the “Secretary of State”). The purpose of the Amendment was to increase the authorized shares of Company from 1,000,000 shares of common stock, no par value per share, to 2,000,000 shares of common stock, no par value per share. Due to the health crisis and workplace closings caused by the Coronavirus pandemic, the Secretary of State is not processing filings on an “expedited” or 24-hour turnaround basis until further notice. As a result, Company will not receive back from the Secretary of State evidence that the filing was accepted and recorded (the “Filing Date”) before the Closing Date. Company has also requested from the Secretary of State a certificate of status for the Company (the “Good Standing Certificate”), which is a requirement of Section 3.02(a)(ii) above. Receipt of the Good Standing Certificate faces similar constraints on delivery prior to Closing and may not arrive prior to Closing. Notwithstanding the foregoing, Company and Buyer agree as follows:

(a)               Company shall make all efforts required to affect the filing of the Amendment with the Secretary of State in the event changes or corrections are required by the Secretary of State;

(b)              The Shares shall be deemed issued as of the Closing Date; provided that if the evidence of filing comes back from the Secretary of State indicating a Filing Date later than the Closing Date, the Shares shall automatically be deemed issued on the Filing Date with Company’s corporate records indicating such Filing Date as the date of issuance of the Shares;

(c)               Upon the Closing of the transactions contemplated hereunder, Buyer shall be treated as an owner of forty percent (40%) of the outstanding capital stock of Company irrespective of the Filing Date;

(d)              Buyer shall be treated as a Major Shareholder under the Shareholders Agreement effective upon the Closing irrespective of the Filing Date;

(e)	Paul Garrett shall be appointed to the Board as described in

Section 3.02(e) above and pursuant to the Shareholders Agreement upon the Closing irrespective of the Filing Date;

(f)                A copy of the Good Standing Certificate shall be delivered to Buyer promptly upon receipt from the Secretary of State; and Closing.

(g)	All other terms of this Agreement shall be in full force and effect upon the

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COMPANY

Company hereby represents and warrants to Buyer that, except as set forth on the Disclosure Schedule attached as Exhibit A to this Agreement (the “Disclosure Schedules”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are true and complete as of the Closing Date, except as otherwise indicated.

Section 4.01 Organization, Authority, and Qualification of Company. Company is a corporation duly organized, validly existing, and in good standing under the Laws (as defined below) of the state of California and has full corporate power and authority to own, operate, or lease the properties and assets now owned, operated, or leased by it and to carry on its business as it has been and is currently conducted. Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect.

Section 4.02 Capitalization; Valid Issuance.

(a)               The authorized shares of Company consist of 1,000,000 shares of common stock, no par value, of which 850,000 shares are issued and outstanding. All of such shares have been duly authorized, are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the shareholders listed on Section 4.02 to the Disclosure Schedule.

(b)              There are no outstanding or authorized options, warrants, convertible securities, stock appreciation, phantom stock, profit participation, or other rights, agreements, or commitments relating to the shares of stock of Company or obligating Company to issue or sell any shares of stock of, or any other interest in, Company. There are no voting trusts, shareholder agreements, proxies, or other agreements in effect with respect to the voting or transfer of any of the outstanding shares.

(c)               The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than applicable state and federal securities laws, the Shareholders Agreement, and liens or encumbrances created by or imposed by Buyer. Assuming the accuracy of the representations of Buyer in Article 5 of this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws.

(d)              Assuming the accuracy of the representations made by Buyer in Article 5 of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Company in connection with the consummation of the transactions contemplated by this Agreement, except for filings pursuant to applicable federal and state securities laws, which have been made or will be made in a timely manner.

Section 4.03 Authorization. All corporate action has been taken, or will be taken prior to the Closing, on the part of the Board of Directors and shareholders that is necessary for the authorization, execution and delivery of this Agreement by Company and the performance by

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Company of the obligations to be performed by Company as of the date hereof under this Agreement. This Agreement, when executed and delivered by Company, shall constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) the effect of rules of law governing the availability of equitable remedies.

Section 4.04 No Subsidiaries. Company does not have, or have the right to acquire, an ownership interest in any other individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity (each, a “Person”).

Section 4.05 No Conflicts or Consents. The execution, delivery, and performance by Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with any provision of the restated articles of incorporation, bylaws, or other governing documents of Company; (b) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, treaty, or other requirement of any Governmental Authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, determination, penalty, or award entered by or with any Governmental Authority (“Governmental Order”) applicable to Company; (c) require the consent, notice, or filing with or other action by any Person or require any Permit (as defined below), license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, or modify any contract, lease, deed, mortgage, license, instrument, note, indenture, joint venture, or any other agreement, commitment, or legally binding arrangement, whether written or oral (collectively, “Contracts”), to which Company is a party or by which Company is bound or to which any of their respective properties and assets are subject; or (e) result in the creation or imposition of any Encumbrance on any properties or assets of Company.

Section 4.06 Material Agreements. Except for this Agreement, there are no agreements, understandings, instruments, contracts or proposed transactions to which the Company is a party that involve (a) obligations (contingent or otherwise) of, or payments to, the Company in excess of $25,000, (b) the license of any Intellectual Property to or from the Company other than licenses with respect to commercially available software products under standard end-user object code license agreements or standard customer terms of service and privacy policies for Internet sites, (c) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person, or that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, or (d) indemnification by the Company with respect to infringements of proprietary rights other than standard customer or channel agreements (each, a “Material Agreement”). The Company is not in material breach of any Material Agreement. Each Material Agreement is in full force and effect and is enforceable by the Company in accordance with its respective terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) the effect of rules of law governing the availability of equitable remedies.

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Section 4.07 Title to Property and Assets. Company owns its properties and assets free and clear of all mortgages, deeds of trust, liens, encumbrances and security interests except for statutory liens for the payment of current taxes that are not yet delinquent and liens, encumbrances and security interests which arise in the ordinary course of business and which do not affect material properties and assets of Company. With respect to the property and assets it leases, Company is in material compliance with each such lease.

Section 4.08 Intellectual Property. Company owns or possesses sufficient legal rights to all Intellectual Property (as defined below) that is necessary to the conduct of Company’s business as now conducted and as presently proposed to be conducted (the “Company Intellectual Property”) without any violation or infringement (or in the case of third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications, without any violation or infringement known to Company) of the rights of others. No product or service marketed or sold (or proposed to be marketed or sold) by Company violates or will violate any license or infringes or will infringe any rights to any patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes (collectively, “Intellectual Property”) of any other party, except that with respect to third-party patents, patent applications, trademarks, trademark applications, service marks, or service mark applications the foregoing representation is made to Company’s knowledge only. Other than with respect to commercially available software products under standard end-user object code license agreements, there is no outstanding option, license, agreement, claim, encumbrance or shared ownership interest of any kind relating to the Company Intellectual Property, nor is Company bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person. Company has not received any written communications alleging that Company has violated or, by conducting its business, would violate any of the Intellectual Property of any other person.

Section 4.09 Litigation; Governmental Orders. There is no pending action, suit, proceeding, arbitration, mediation, complaint, claim, charge or investigation before any court, arbitrator, mediator or governmental body or, to Company’s knowledge, currently threatened in writing (a) against Company or (b) against any consultant, officer, director or key employee of Company arising out of his or her consulting, employment or board relationship with Company or that could otherwise materially impact Company.

Section 4.10 Compliance With Laws; Permits. Company has complied, and is now complying, with all Laws applicable to it or its Business, properties, or assets. All permits, licenses, franchises, approvals, registrations, certificates, variances, and similar rights obtained, or required to be obtained, from Governmental Authorities (collectively, “Permits”) that are required for the Company to conduct its Business, including, without limitation, owning or operating any of the Property, have been obtained and are valid and in full force and effect.

Section 4.11 Employee and Consultant Matters. Each current and former employee, consultant and officer of Company has executed an agreement with Company regarding confidentiality and proprietary information substantially in the form or forms made available to Buyers or delivered to the counsel for Buyers. No current or former employee or consultant has excluded any work or invention from his or her assignment of inventions. To Company’s knowledge, no such employees or consultants are in violation thereof. To Company’s knowledge, none of its employees is obligated under any judgment, decree, contract, covenant or agreement that would materially interfere with such employee’s ability to promote the interest of Company or that would interfere with such employee’s ability to promote the interests of Company or that would conflict with Company’s Business.

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Section 4.12 Liabilities. The Company has no liabilities or obligations of any kind, contingent or otherwise, in excess of $25,000 individually or $75,000 in the aggregate.

Section 4.13 Tax Matters. Company has filed all tax returns that it was required to file.

All such tax returns were correct and complete in all material respects. All taxes owed by Company have been paid, including, without limitation, all income, withholding, personal property, real property, sales, use import, duties, or any other federal, state, local or foreign tax of any type whatsoever. Company is not the beneficiary of any extension of time with which to file any tax return.

Section 4.14 Notes and Accounts Receivable. All notes and accounts receivable of Company are reflected properly on its books and records, are valid receivables which arose in the ordinary course of business from bona fide transactions, subject to no setoffs or counterclaims.

Section 4.15 Licensure. The Licenses and Company’s business license from the City of Lynwood (collectively, the “Business Licenses”) are all the licenses necessary to conduct the Business. No material default under any Business License has occurred. No Actions (as defined herein) are pending or threatened in writing relating to the suspension, revocation or modification of any such Business License. Company’s Business Licenses are in effect and in good standing, which includes, without limitation, executing, submitting and paying for all required annual fees or renewal fees required by the city of Lynwood and State Licensing Agencies. Any costs related to this paragraph will be paid and incurred by Company only. The execution, delivery and performance of this Agreement does not and will not result in any suspension, revocation, cancellation or invalidation of any License that is necessary for the conduct of the Business.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Company that the following representations are true and complete as of the Closing Date, except as otherwise indicated.

Section 5.01 Authorization. Buyer has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by Buyer, will constitute a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (b) the effect of rules of law governing the availability of equitable remedies.

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Section 5.02 Purchase Entirely for Own Account. This Agreement is made with Buyer in reliance upon Buyer’s representation to Company, which by Buyer’s execution of this Agreement, Buyer hereby confirms, that the Shares to be acquired by Buyer will be acquired for investment for Buyer’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, Buyer further represents that Buyer does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

Section 5.03 Investment Purpose. Buyer is acquiring the Shares solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof or any other security related thereto within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Buyer acknowledges that Company has not registered the offer and sale of the Shares under the Securities Act or any state securities laws, and that the Shares may not be pledged, transferred, sold, offered for sale, hypothecated, or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

Section 5.04 Disclosure of Information. Buyer has had an opportunity to discuss Company’s business, management, financial affairs and the terms and conditions of the offering of the Shares with Company’s management. Nothing in this Article 5, including the foregoing sentence, limits or modifies the representations and warranties of the Company in Article 4 of this Agreement or the right of Buyers to rely thereon.

Section 5.05 Restricted Securities. Buyer understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Buyer’s representations as expressed herein. Buyer understands that the Shares are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Buyer must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities or an exemption from such registration and qualification requirements is available. Buyer acknowledges that Company has no obligation to register or qualify the Shares for resale. Buyer further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to Company which are outside of Buyer’s control, and which Company is under no obligation and may not be able to satisfy.

Section 5.06 No Public Market. Buyer understands that no public market now exists for the Shares, and that Company has made no assurances that a public market will ever exist for the Shares.

Section 5.07 Legends. Buyer understands that the Shares may bear any one or more of the following legends: (a) any legend set forth in, or required by, this Agreement; (b) any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate so legended; and (c) the following legend:

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“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

Section 5.08 Accredited and Sophisticated Purchaser. Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Buyer is an investor in securities of companies in the development stage and acknowledges that Buyer is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares. If other than an individual, Buyer also represents it has not been organized for the purpose of acquiring the Shares.

Section 5.09 No General Solicitation. Neither Buyer nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation with respect to the offer and sale of the Shares, or (b) published any advertisement in connection with the offer and sale of the Shares.

ARTICLE VI MISCELLANEOUS

Section 6.01 Treatment of Existing Debt. As of the Closing Date, Company has outstanding debt of approximately $1,322,357 pursuant to the instruments, loans and expense reimbursement obligations described in Nos. 1-9 of Section 4.06 of the Disclosure Schedule (the “Outstanding Debt”). The Parties wish to clarify the treatment and payment obligations for the Outstanding Debt as of the Closing Date and thereafter as follows:

(a)               The Outstanding Debt is an obligation of Company and repayment shall be made by Company.

(b)              The Outstanding Debt was incurred prior to the Closing Date and prior to Buyer’s investment in and involvement with Company.

(c)               At Closing, the Shares acquired by Buyer shall equal forty percent (40%) (the “Buyer Percentage”) of Company’s outstanding capital stock on a fully diluted basis, taking into account outstanding options, warrants and other promises of equity issued to any Person (“Fully-Diluted Equity”).

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(d)              From time to time the Buyer Percentage shall be adjusted to the extent Buyer acquires additional shares, or shares are issued to other investors, employees, consultants, partners or shareholders.

(e)               To the extent Company is unable to repay the Outstanding Debt when due and the applicable creditors commence a default action against Company, Buyer at its option may unilaterally negotiate a settlement and pay off such Outstanding Debt (“Pay-Off Amount”) and increase its common stock position in Company based on a valuation of Company’s business performed by an independent third-party appraisal firm experienced in valuations of companies engaged in cannabis manufacturing and distribution1 (the “Valuation”), with the price per share of Company’s capital stock and Buyer’s increased equity position determined according to the following formulae:

Valuation / Fully-Diluted Equity = Price Per Share

Pay-Off Amount / Price Per Share = New Shares to Buyer

As an example, assume Buyer pays off all the Outstanding Debt. If the appraiser returns a valuation of Company’s business at $6,000,000 and there are 6,000,000 shares outstanding on a fully-diluted based, new shares issued to Buyer would be 1,322,357 based on the following:

$6,000,000 / 6,000,000 = $1.00 per share

$1,322,357 / $1.00 = 1,322,357 new shares

(f)                In any fiscal year that Company determines to distribute to shareholders a dividend or other distribution, Company profits shall be first be calculated without regard to Outstanding Debt payments made by Company in that fiscal year on the Outstanding Debt (“Net Profits Before Debt”). If there are sufficient Net Profits Before Debt, such dividend or other distribution shall be made as follows:

(i)                 First, the Buyer Percentage of such Net Profits Before Debt approved for distribution shall go to Buyer.

(ii)               Second, the remaining Net Profits approved for distribution shall be reduced by payments for that prior fiscal year on the Outstanding Debt (“Net Profits After Debt”); and

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1 Such independent third-party appraisal firm to be mutually agreed between Company and Buyer. In the event the Parties are unable to agree on an independent third-party appraiser within fifteen (15) days of first notice, the appraisal issue shall be submitted to JAMS’ San Diego office for the appointment by JAMS of such independent qualified appraiser to decide, without any right of appeal and after a hearing and the submission of evidence, the appraisal price.

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(iii)            Third, any remaining Net Profits After Debt after taking into account subparagraphs (f)(i) and (f)(ii) above shall be distributed to the other shareholders.

As an example, assume:

•	In year 1 Company is profitable and the Board of Directors wishes to declare a cash dividend to shareholders;
•	Company has paid $50,000 in Outstanding Debt payments during year 1; and

•         Company has $100,000 in Net Profits Before Debt. The proposed dividends would be paid as follows:

First, Buyer would receive $40,000 based on $100,000 Net Profits Before Debt multiplied by the Buyer Percentage (currently 40%);

Second, the remaining $60,000 available would be reduced by the amount of Outstanding Debt payments in year 1 ($50,000) leaving $10,000 as Net Profits After Debt; and

Third, the $10,000 Net Profits After Debt would be distributed to the other shareholders of Company as a cash dividend, pro rata.

(g)	Upon any Sale Event (as defined below) of Company:

(i)                 The Shares shall have a liquidation preference that calculates net proceeds to shareholders prior to pay-off of the Outstanding Debt and distributes to Buyer the Buyer Percentage of such pre-Outstanding Debt net proceeds prior to payments to any other shareholder; and

(ii)               The other shareholders shall receive the remainder, if any, of the proceeds after taking into account pay-off of the Outstanding Debt.

As an example, assume if in year 5:

•	there was still $500,000 of Outstanding Debt;
•	The Company was sold for $6,000,000;
•	The Buyer Percentage is still 40%; and
•	After paying off all debts and obligations including the Outstanding Debt, there was $4,000,000 available for distribution to the shareholders.

The proceeds to shareholders would be paid as follows:

First, Buyer’s distribution of net proceeds would assume the $500,000 Outstanding Debt did not exist and Buyer would receive $1,800,000 based on the following:

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($4,000,000 + $500,000) * 0.40 = $1,800,000

This amount = 45% of the $4,000,000 actually available for distribution

Second, the other shareholders would share $2,200,000 based on the following:

$4,000,000 - $1,800,000 = $2,200,000

This amount = 55% of the $4,000,000 available for distribution

(h)              Within forty-five (45) days of closing, Company shall amend its charter to reflect paragraphs (f) and (g) above.

(i)                 Within thirty (30) days of Closing, Company shall make good faith efforts to renegotiate the Outstanding Debt to extend maturity dates, implement reasonable payment schedules, and eliminate references to debt payments being made from a percentage of net profits.

For purposes of this Section 6.01, “Sale Event” means any of:

(a)               a merger or consolidation in which (i) Company is a constituent party or

(ii) a subsidiary of Company is a constituent party and Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving Company or a subsidiary in which the shares of capital stock of Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this definition, all shares of common stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of preferred outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of common stock are converted or exchanged; or

(b)               the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Company or any subsidiary of Company of all or substantially all the assets of Company and its subsidiaries taken as a whole, or, if substantially all of the assets of Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of Company, except where such sale, lease, transfer or other disposition is to Company or one or more wholly owned subsidiaries of Company.

Section 6.02 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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Section 6.03 Notices. All notices and other communications given or made pursuant to this Agreement must be in writing and will be deemed to have been given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified (with verification of receipt),

(b)  when sent, if sent by facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day,

(c)  three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications must be sent to the respective parties at their address as set forth on the signature page below, or to such address, facsimile number or electronic mail address as subsequently modified by written notice given in accordance with this Section 6.03.

Section 6.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective affiliates to, execute and deliver such additional documents and instruments and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and any other Transaction Documents.

Section 6.05 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 6.06 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 6.07 Entire Agreement. This Agreement and any other Transaction Documents related to the matters contemplated in this Agreement constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the any other Transaction Documents and the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control unless the Parties otherwise agree in writing.

Section 6.08 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

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Section 6.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy.

Section 6.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

Each Party hereby irrevocably and unconditionally submits to the personal jurisdiction of the federal and state courts located in San Diego County, California for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement.

Section 6.11 Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, costs, and necessary disbursements in addition to any other relief to which the party may be entitled. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery, and performance of the Agreement.

Section 6.12 Counterparts; Facsimile or Electronic Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Counterparts may also be delivered via facsimile, electronic mail (including, PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

COMPANY:

Natural Plant Extract of California, Inc.,

a California corporation

By: /s/ Alan Tasi

Name:      Alan Tsai

Title:          Chief Executive Officer

Address:   11116 Wright Rd.

Address:    Lynwood, CA 90262

BUYER:

Betterworld Ventures, LLC,

a California limited liability company

Name: Paul Garrett, Sole Trustee of the Paul Garrett 1994 Revocable Trust

By: /s/ Paul Garrett

Title:        Manager and Sole Member

Address:  3594 Via Zara

Address:  Fallbrook, CA 92028

ACKNOWLEDGED BY:

/s/ Alan Tsai

Alan Tasi, Major Shareholder

/s/ Robert Hymers III

Robert Hymers III, Major Shareholder

[Common Stock Purchase Agreement Signature Page]

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Exhibit A

Company Disclosure Schedules

Section 4.02 Existing Shareholders:

Name	Common Stock
Robert Hymers III	400,000
Alan Tsai	400,000
Marijuana Company of America, Inc.	50,000

Section 4.04 Subsidiaries:

•	Company has four 100%-owned subsidiaries, all organized under the laws of the State of California:
1)	Northern Lights Distribution, LLC
2)	Blockchain, LLC
3)	Green Ethos Management, LLC
4)	Green Ethos Holdings, LLC

Section 4.05(c) Notices/Consents:

•	The addition of a new shareholder in Company requires notice to the following licensing agencies:
1)	State of California Department of Public Health for Company’s Manufacturing License for Adult and Medicinal Cannabis Products
2)	State of California Bureau of Cannabis Control for Company’s Adult-Use and Medicinal Distributor License
3)	City of Lynwood under its Development Agreement with Company

Section 4.06 Material Agreements:

•	The following agreements involve obligations in excess of $25,000 individually or

$75,000 in the aggregate:

1)	Promissory Note from Company issued to Green Rock Investment Fund LLC for

$150,000 dated May 15, 2018. Maturity date is August 15, 2018. The Note technically is in default, however the lender has not issued a notice of default and is one of the members of Imperial Diversified Holdings, LLC. The member/lender has complained about amounts owed to it and cash to be received, if any, from the sale of the Property.

2)	Outstanding balance of $110,000 on a loan from Santa Barbara Cultivation (Long Canyon) to Northern Lights Distribution, LLC, a wholly-owned subsidiary of Company. This is a related party loan in that Alan Tsai holds a 5% ownership interest in the Long Canyon entity. The original loan amount was $150,000. There is no signed note/agreement.
3)	Outstanding loan from Johnny Wong for $200,000. There is no signed note/agreement.
4)	Promissory Note from Company issued to Zixuan An and Shucun Xie for $300,000 under a Revolving Line of Credit Agreement, dated July 12, 2018. Maturity Date

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December 31, 2020. This can be repaid from a 10% profit share through the Maturity Date.

5)	Promissory Notes from Company issued to Chau Tai Huang and Tzu Li Pai for an aggregate of $289,500, dated May 14, 2018 and July 12, 2018. Maturity Date December 31, 2020. This can be repaid from a 10% profit share through the Maturity Date.
6)	Promissory Note from Company issued to Eric Liu for $60,000 under a Revolving Line of Credit Agreement, dated July 12, 2018. Maturity Date December 31, 2020. This can be repaid from 10% profit share through the Maturity Date.
7)	Reimbursements owed to Robert Hymers for an aggregate of $81,690.
8)	Reimbursements owed to Edward Manolos for an aggregate of 62,500.
9)	Reimbursements owed to Alan Tsai for an aggregate of $68,667.
10)	Reference is made to Nos. 1 and 2 under Section 4.07 below and Company’s agreement with BCC Contracting, Inc.

Notwithstanding this Section 4.06 disclosure, the amounts due under Nos. 1-9 shall be handled in accordance with Section 6.01 of the Agreement.

•	Company has entered into the following agreement to manufacture Company’s products:

1) Management agreement with Abstrx Tech, Inc., a California corporation, and Green Ethos Management, LLC, a California limited liability company and wholly-owned subsidiary of Company, dated February 27, 2018, to manage the manufacturing operations for a 25% profit share based on kilograms of production each month.

Section 4.07 Title to Property and Assets:

•	The Property leased by Company is subject to the following mechanics’ and tax liens:
1)	A Claim of Mechanic's Lien by BCC Contracting, Inc., in the amount of $379,829.96, and any other amounts due thereunder;
2)	A Claim of Mechanic's Lien by BCC Contracting, Inc., in the amount of $981,441.22, and any other amounts due thereunder;
3)	A Claim of Mechanic's Lien by McDuff/Daniels, Inc., in the amount of $43,040.00, and any other amounts due thereunder;
4)	A Claim of Mechanic's Lien by Sunwest Electric, Inc., in the amount of $159,085.28, and any other amounts due thereunder;
5)	A Claim of Mechanic's Lien by S and J Interiors Inc, in the amount of $25,849.30, and any other amounts due thereunder;
6)	A Claim of Mechanic's Lien by Pennco Construction Group. Inc., in the amount of

$7,095.12, and any other amounts due thereunder;

7)	A Claim of Mechanic's Lien by P.V.& C. Plumbing And Piping Inc., in the amount of

$26,264.79, and any other amounts due thereunder;

8)	A Claim of Mechanic's Lien by Ferguson Enterprises, LLC., in the amount of

$6,541.41, and any other amounts due thereunder;

9)	A Claim of Mechanic's Lien by Foundation Building Materials, LLC, in the amount of $2,467.14, and any other amounts due thereunder;
10)	A Claim of Mechanic's Lien by Sierra Insulation Contractors II LLC, in the amount of $2,842.00, and any other amounts due thereunder;

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11)	General and Special City and/or County taxes, including any personal property taxes and any assessments collected with taxes, for the fiscal year 2019 - 2020:
o	1st Installment: $11,004.58 Delinquent

o Penalty: $1,100.45

o	2nd Installment: $11,004.58 Delinquent

o Penalty: $1,110.45

Section 4.09 Litigation:

•	Reference is made to Nos. 1, 2 and 4 above under Section 4.07 with respect to related litigation against Company filed by each of BCC Contracting, Inc. and Sunwest Electric, Inc.

Section 4.10 Compliance with Laws:

•	Under U.S. Federal law, the manufacturer and distribution of Cannabis and many Cannabis derivative products are a Schedule-1 illegal drug.

Section 4.11 Employee and Consultant Matters:

•	There are no confidentiality and proprietary information agreements with employees and consultants. Company intends to enter into such agreements prior to commencing operations at the manufacturing plant.

Section 4.12 Liabilities:

•	Reference is made to Sections 4.06 and 4.07 above.

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Exhibit B

NPE Lease Amendment

ASSIGNMENT AND AMENDMENT TO COMMERCIAL LEASE AGREEMENT

This Assignment and Amendment to Commercial Lease Agreement (“Amendment”) is entered into as of June 5, 2020 (“Effective Date”) by and between Imperial Diversified Holdings, LLC, a California limited liability company (“Assignor”) , Valwood Group, LLC, a Delaware limited liability company (“Assignee”) and Natural Plant Extract of California, Inc., a California corporation (“Tenant”). Assignee, Assignor and Tenant are hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Assignor and Tenant, are parties to that certain Commercial Lease Agreement dated April 11, 2018 attached hereto as Exhibit A (the “Lease”) for the property commonly known as 11116 Wright Rd., Los Angeles, California 90262 (the “Premises”);

WHEREAS, Assignor now desires to assign all of its rights, title and interest in and to the Lease to Assignee (“Assignment”) effective as of the Effective Date; and

WHEREAS, Assignee desires to accept the assignment of the Lease and assume Assignor’s obligations thereunder.

WHEREAS, concurrently upon the Assignment, the Parties wish to enter into this Amendment to amend and restate new Lease terms between Assignee and Tenant.

NOW THEREFORE, in consideration of the covenants and agreements contained herein, the adequacy of which is hereby acknowledged by the Parties, the Parties hereby agree as follows:

1.      As of the Effective Date, Assignor assigns, transfers and sets over to Assignee, its successors and assigns, forever, all rights, title and interests of Assignor in, to and under the Lease, including any security deposit, prepaid rent and other funds paid to Assignor as Landlord under the Lease by Tenant.

2.      As of the Effective Date, Assignee accepts the assignment of Assignor’s rights, title and interest in, to and under the Lease upon the terms and conditions herein set forth and hereby assumes and agrees to keep, perform, observe and be bound by all of the terms, covenants, conditions and provisions contained in the Lease on the part of Assignor under the Lease.

3.      Assignor and Assignee represent for the benefit of the other, as applicable, that (i) Assignee has the ability to assume all of Assignor’s obligations under the terms of the Lease, (ii) Assignor has not previously assigned the Lease or any financial interests in the Lease to any other party, (iii) the Premises have been delivered to Assignor and Assignor has accepted the same in its “AS-IS” condition as of the Effective Date, and (iv) all improvements required to be completed by

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Assignor under the Lease, if any, have been completed and no sums are due to Assignor including any tenant improvement allowance. All representations and certifications set forth in this Assignment will survive the Effective Date. Upon performance of the entirety of its obligations set forth hereunder, this Amendment will relieve Assignor of its obligations and liabilities under the Lease.

4.	Section 1.02 shall be amended to provide the following information for the Landlord: Address: 3594 Via Zara, Fallbrook, CA 92028 Primary Contact: Paul Garrett Telephone: (951) 255-2221

5.      Section 2.01 of the Lease shall be amended to revise the minimum monthly rent (“Minimum Rent”) as follows:

a.       Commencing October 1, 2020, the amount of Minimum Rent Tenant shall pay shall be the amount of $11,000 per month plus 100% of all expenses on the Premises (including real estate taxes, building insurance, and maintenance and utilities).

b.      Tenant’s monthly rent and expense obligations pursuant to Section 2.01, as amended, shall be offset by any payments received by Assignee from any other tenant subject to a written lease at the Premises.

6.      Section. 2.02 of the Lease (Security Deposit) shall be amended by deleting the text of such section and inserting “Reserved”. In connection with this Section 6, Assignor and Tenant represent that notwithstanding the current language of Section 2.02 of the Lease, no security deposit was every paid by Tenant or received by Assignor.

7.      Article 18 of the Lease (Right of First Refusal to Purchase) shall be amended by deleting such Article in its entirety.

8.      This Amendment is binding upon and inures to the benefit of Assignor, Assignee, Tenant and their respective successors and assigns.

9.      This Amendment may be executed in multiple counterparts, each of which shall constitute one and the same instrument. Each party is entitled to rely upon an electronically delivered counterpart of this Amendment executed by the other party with the same force and effect as if such electronic copy were an ink-signed original signed by the party sending such electronic copy and delivered to the other party. For purposes of this Paragraph 7, all references to the term “electronic copy” are deemed to include a document forwarded by telecopy transmission or a document forwarded by electronic mail as a Portable Document Format (Adobe Acrobat) (also known as a PDF) attachment to such electronic mail.

10.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction). Each Party hereby irrevocably and unconditionally submits to the personal jurisdiction of the federal and state courts located in

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San Diego County, California for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement.

11.  No provisions of this Amendment will be amended or modified by any party hereto except by an instrument signed by all Parties hereto.

12.  If any one or more of the provisions contained in this Amendment shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

[Signatures on Following Page]

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IN WITNESS WHEREOF, the Parties hereto have executed this Assignment as of the date first written above.

ASSIGNOR:

IMPERIAL DIVERSIFIED HOLDINGS, LLC

a California limited liability company

By:  /s/ Alan Tsai

Name: Alan Tsai

Its: Manager

By:  /s/ Robert Hymers III

Name: Robert Hymers III

Its: Manager

ASSIGNEE:

VALWOOD GROUP, LLC

a Delaware limited liability company

By: RCI Valwood, LLC,

a Delaware limited liability company

Its: Manager

By: Redhawk Communities, Inc., a California corporation

Its: Manager

By: /s/ Paul Garret

Paul Garrett

Its: President

TENANT:

NATURAL PLANT EXTRACT OF CALIFORNIA, INC.

a California corporation

By: Name: Alan Tsai

Its: Chief Executive Officer

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Exhibit C Riley Contract [attached]

CONSULTING AGREEMENT

This Agreement is made and entered into as of June 1, 2020 (“Effective Date”) by and between Natural Plant Extract of California, Inc. (“Company”), having a principal place of business at 11116 Wright Rd., Lynwood, CA 90262, and Jim Riley (“Consultant”), having a principal residence at 58 Morning View Way, Kalispell MT 59901.

1.                   Engagement of Services. Company may issue Project Assignments to Consultant in the form attached to this Agreement as Exhibit A (Project Assignment). A Project Assignment will become binding when both parties have signed it and once signed, Consultant will be obligated to provide the services and to deliver the materials and deliverables as specified in each Project Assignment. The terms of this Agreement will govern all Project Assignments and services undertaken by Consultant for Company. Consultant represents, warrants and covenants that Consultant will perform the services under this Agreement in a timely, professional and workmanlike manner and that all materials and deliverables provided to Company will comply with (i) the requirements set forth in the Project Assignment, (ii) the documentation and specifications for those materials and deliverables, (iii) any samples or documents provided by Consultant to Company. In accordance with Company’s objectives, Consultant will determine the method, details and means of performing the services required by this Agreement. Company shall have no right to, and shall not, control the manner or determine the method of performing Consultant’s services.

2.                   Compensation; Timing. Company will pay Consultant the fee set forth in each Project Assignment for the services provided as specified in that Project Assignment. If provided for in the Project Assignment, Company will reimburse Consultant’s documented, out-of-pocket expenses no later than thirty (30) days after Company’s receipt of Consultant’s invoice, except that reimbursement for expenses may be delayed until that time when Consultant furnishes adequate supporting documentation for the authorized expenses as Company may reasonably request. Upon termination of this Agreement for any reason, Consultant will be (a)     paid fees on the basis stated in the Project Assignment(s) and (b) reimbursed only for expenses that are properly incurred prior to termination of this Agreement and which are either expressly identified in a Project Assignment or approved in advance in writing by an authorized Company manager.

3.                   Independent Contractor Relationship. Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or shall be construed to, create a partnership, agency, joint venture, employment or similar relationship. Consultant will not be entitled to any of the benefits that Company may make available to its employees, including, but not limited to, group health or life insurance, profit-sharing or retirement benefits. Consultant is not authorized to make any representation, contract or commitment on behalf of Company unless specifically requested or authorized in writing to do so by a Company manager. Consultant is solely responsible for, and will file, on a timely basis, all tax returns and payments required to be filed with, or made to, any federal, state or local tax authority with respect to the performance of services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred in the course of performing services under this Agreement. No part of Consultant’s compensation will be subject to withholding by Company for the payment of any social security, federal, state or any other employee payroll taxes. Company will regularly report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law.

4.                   Disclosure and Assignment of Work Resulting from Project Assignments.

4.1               “Innovations” and “Company Innovations” Definitions. In this Agreement, “Innovations” means all discoveries, designs, developments, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), trade secrets, know-how, ideas (whether or not protectable under trade secret laws), mask works, trademarks, service marks, trade names

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and trade dress. “Company Innovations” means Innovations that Consultant, solely or jointly with others, creates, derives, conceives, develops, makes or reduces to practice under a Project Assignment.

4.2               Disclosure and Assignment of Company Innovations. Consultant agrees to maintain adequate and current records of all Company Innovations, which records shall be and remain the property of Company. Consultant agrees to promptly disclose and describe to Company all Company Innovations. Consultant represents, warrants and covenants that all Company Innovations shall be free and clear of any liens and encumbrances. Consultant hereby does and will irrevocably assign to Company or Company’s designee all of Consultant’s right, title and interest in and to any and all Company Innovations and all associated records, such assignment to occur with respect to each Company Innovation at the time the Company Innovation is first conceived, made, derived, developed, written or created, and regardless of when the Company Innovation is first conceived, made, derived, developed, written or created. To the extent any of the rights, title and interest in and to Company Innovations cannot be assigned by Consultant to Company, Consultant hereby grants to Company an exclusive, royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit those non-assignable rights, title and interest, including, but not limited to, the right to make, use, sell, offer for sale, import, have made, and have sold, the Company Innovations. To the extent any of the rights, title and interest in and to the Company Innovations can neither be assigned nor licensed by Consultant to Company, Consultant hereby irrevocably waives and agrees never to assert the non-assignable and non-licensable rights, title and interest against Company, any of Company’s successors in interest, or any of Company’s customers. If any Company Innovations include any work of authorship that qualifies as a “work made for hire” as defined in subclause (2) under Section 101 of the Copyright Law of the United States (Title 17 of the United States Code, as may be amended from time to time), Company and Consultant agree that Company owns such work of authorship as a work made for hire under such section.

4.3               Assistance. Consultant agrees to perform, during and after the term of this Agreement, all acts that Company deems necessary or desirable to permit and assist Company, at its expense, in obtaining, perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations as provided to Company under this Agreement. If Company is unable for any reason to secure Consultant’s signature to any document required to file, prosecute, register or memorialize the assignment of any rights under any Company Innovations as provided under this Agreement, Consultant hereby irrevocably designates and appoints Company and Company’s duly authorized officers and agents as Consultant’s agents and attorneys-in-fact to act for and on Consultant’s behalf and instead of Consultant to take all lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance and enforcement of rights in, to and under the Company Innovations, all with the same legal force and effect as if executed by Consultant. The foregoing is deemed a power coupled with an interest and is irrevocable.

4.4               Consultant Out-of-Scope Innovations. If Consultant incorporates or permits to be incorporated any Innovations relating in any way, at the time of conception, reduction to practice, creation, derivation, development or making of the Innovation, to Company’s business or actual or demonstrably anticipated research or development but which were conceived, reduced to practice, created, derived, developed or made by Consultant (solely or jointly) either unrelated to Consultant’s work for Company under this Agreement or prior to the Effective Date (collectively, the “Out-of-Scope Innovations”) into any of the Company Innovations, then Consultant hereby grants to Company and Company’s designees a royalty-free, transferable, irrevocable, worldwide, fully paid-up license (with rights to sublicense through multiple tiers of sublicensees) to fully use, practice and exploit all patent, copyright, moral right, mask work, trade secret and other intellectual property rights relating to the Out-of-Scope Innovations. Notwithstanding the foregoing, Consultant agrees that Consultant shall not incorporate, or permit to be incorporated, any Innovations conceived, reduced to practice, created, derived, developed or made by others or any Out-of- Scope Innovations into any Company Innovations without Company’s prior written consent.

4.5               Assignment by Employees of Consultant. Consultant covenants, represents and warrants that each of Consultant’s employees who

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perform services under this Agreement has or will have a written agreement with Consultant that provides Consultant with all necessary rights to fulfill its obligations under this Agreement, including but not limited to the obligations of this Section 4.

5.	Confidentiality.

5.1               Definition of Confidential Information. “Confidential Information” means (a) any technical and non-technical information related to the Company’s business and current, future and proposed products and services of Company, including for example and without limitation, Company Innovations, Company Property (as defined in Section 6 (Ownership and Return of Confidential Information and Company Property)), and Company’s information concerning research, development, design details and specifications, financial information, procurement requirements, engineering and manufacturing information, customer lists, business forecasts, sales information, marketing plans and business plans, in each case whether or not marked as “confidential” or “proprietary” and (b) any information that Company has received from others that may be made known to Consultant and that Company is obligated to treat as confidential or proprietary, whether or not marked as “confidential” or “proprietary”.

5.2               Nondisclosure and Nonuse Obligations. Except as permitted in this Section, Consultant will not (i) use any Confidential Information or (ii) disseminate or in any way disclose the Confidential Information to any person, firm, business or governmental agency or department. Consultant may use the Confidential Information solely to perform Project Assignment(s) for the benefit of Company. Consultant shall treat all Confidential Information with the same degree of care as Consultant accords to Consultant’s own confidential information, but in no case shall Consultant use less than reasonable care. If Consultant is not an individual, Consultant shall disclose Confidential Information only to those of Consultant’s employees who have a need to know the information as necessary for Consultant to perform this Agreement. Consultant certifies that each of its employees will have agreed, either as a condition of employment or in order to obtain the Confidential Information, to be bound by terms and conditions at least as protective as those terms and conditions applicable to Consultant under this agreement. Consultant shall immediately give notice to Company of any unauthorized use or disclosure of the Confidential Information. Consultant shall assist Company in remedying any the unauthorized use or disclosure of the Confidential Information. Consultant agrees not to communicate any information to Company in violation of the proprietary rights of any third party.

5.3               Exclusions from Nondisclosure and Nonuse Obligations. Consultant’s obligations under Section 5.2 do not apply to any Confidential Information that Consultant can demonstrate (a) was in the public domain at or subsequent to the time the Confidential Information was communicated to Consultant by Company through no fault of Consultant; (b) was rightfully in Consultant’s possession free of any obligation of confidence at or subsequent to the time the Confidential Information was communicated to Consultant by Company; or (c) was independently developed by employees of Consultant without use of, or reference to, any Confidential Information communicated to Consultant by Company. A disclosure of any Confidential Information by Consultant (a) in response to a valid order by a court or other governmental body or (b) as otherwise required by law will not be considered to be a breach of this Agreement or a waiver of confidentiality for other purposes; provided, however, that Consultant provides prompt prior written notice thereof to Company to enable Company to seek a protective order or otherwise prevent the disclosure.

6.                   Ownership and Return of Confidential Information and Company Property. All Confidential Information and any materials and items (including, without limitation, software, equipment, tools, artwork, documents, drawings, papers, diskettes, tapes, models, apparatus, sketches, designs and lists) that Company furnishes to Consultant by Company, whether delivered to Consultant by Company or made by Consultant in the performance of services under this Agreement and whether or not they contain or disclose Confidential Information (collectively, the “Company Property”), are the sole and exclusive property of Company or Company’s suppliers or customers. Consultant agrees to keep all Company Property at Consultant’s premises unless otherwise permitted in writing by Company. Within five (5) days after any request by Company, Consultant shall destroy or deliver to Company, at Company’s option, (a) all Company Property and

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(b)  all materials and items in Consultant’s possession or control that contain or disclose any Confidential Information. Consultant will provide Company a written certification of Consultant’s compliance with Consultant’s obligations under this Section.

7.                   Indemnification. Consultant will indemnify and hold harmless Company from and against any and all third party claims, suits, actions, demands and proceedings against Company and all losses, costs and liabilities related thereto arising out of or related to (i) an allegation that any item, material and other deliverable delivered by Consultant under this Agreement infringes any intellectual property rights or publicity rights of a third party or (ii) any negligence by Consultant or any other act or omission of Consultant, including without limitation any breach of this Agreement by Consultant.

8.                   Observance of Company Rules. At all times while on Company’s premises, Consultant will observe Company’s rules and regulations with respect to conduct, health, safety and protection of persons and property.

9.                   No Conflict of Interest. During the term of this Agreement, Consultant will not accept work, enter into a contract or accept an obligation inconsistent or incompatible with Consultant’s obligations, or the scope of services to be rendered for Company, under this Agreement. Consultant warrants that, to the best of Consultant’s knowledge, there is no other existing contract or duty on Consultant’s part that conflicts with or is inconsistent with this Agreement. Consultant agrees to indemnify and hold harmless Company from any and all losses and liabilities incurred or suffered by Company by reason of the alleged breach by Consultant of any services agreement between Consultant and any third party.

10.	Term and Termination.

10.1            Term. This Agreement is effective as of the Effective Date set forth above and will terminate on unless terminated earlier as set forth below.

10.2            Termination by Company. Except during the term of a Project Assignment, Company may terminate this Agreement without cause at any time, with termination effective fifteen (15) days after Company’s delivery to Consultant of written notice of termination. Company also may terminate this Agreement (a) immediately upon Consultant’s breach of Section 4 (Disclosure and Assignment of Work Resulting from Project Assignments), 5 (Confidentiality) or 11 (Noninterference with Business) or (b) immediately for a breach by Consultant if Consultant’s breach of any other provision under this Agreement or obligation under a Project Assignment is not cured within ten (10) days after the date of Company’s written notice of breach. Company may terminate a Project Assignment at any time upon three (3) days’ prior written notice to Consultant and, in that event, Company will pay Consultant for services properly performed prior to the date of termination.

10.3            Termination by Consultant. Except during the term of a Project Assignment, Consultant may terminate this Agreement without cause at any time, with termination effective fifteen (15) days after Consultant’s delivery to Company of written notice of termination. Consultant also may terminate this Agreement immediately for a material breach by Company if Company’s material breach of any provision of this Agreement is not cured within ten

(10)  days after the date of Consultant’s written notice of breach.

10.4            Effect of Expiration or Termination. Upon expiration or termination of this Agreement, Company shall pay Consultant for services properly performed under this Agreement as set forth in each then pending Project Assignment. The definitions contained in this Agreement and the rights and obligations contained in this Section and Sections 4 (Disclosure and Assignment of Work Resulting from Project Assignments), 5 (Confidentiality), 6 (Ownership and Return of Confidential Information and Company Property), 7 (Indemnification), 12 (Noninterference with Business) and 13 (General Provisions) will survive any termination or expiration of this Agreement.

11.               Defend Trade Secrets Act. Pursuant to the Defend Trade Secrets Act of 2016, if Consultant is an individual, Consultant acknowledges that he/she shall not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government

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official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Consultant files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Consultant may disclose the trade secret to Consultant’s attorney and may use the trade secret information in the court proceeding, if Consultant (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

12.               Noninterference with Business. During this Agreement, and for a period of two (2) years immediately following the termination or expiration of this Agreement, Consultant agrees not to solicit or induce any employee or independent contractor involved in the performance of this Agreement, or any client of Company with which Consultant had contact in the performance of this Agreement, to terminate or breach an employment, contractual or other relationship with Company, or otherwise reduce the extent of its business relationship with Company.

13.	General Provisions.

13.1            Successors and Assigns. Consultant shall not assign its rights or delegate any performance under this Agreement without the prior written consent of Company. For the avoidance of doubt, Consultant may not subcontract performance of any services under this Agreement to any other contractor or consultant without Company’s prior written consent. All assignments of rights by Consultant are prohibited under this paragraph, whether they are voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or any other manner. For purposes of this paragraph, (i) a “change of control” is deemed an assignment of rights; and (ii) “merger” refers to any merger in which Consultant participates, regardless of whether it is the surviving or disappearing entity. Any purported assignment of rights or delegation of performance in violation of this paragraph is void. This Agreement will be for the benefit of Company’s successors and assigns, and will be binding on Consultant’s permitted assignees.

13.2	Injunctive Relief

Consultant’s obligations under this Agreement are of a unique character that gives them particular value; Consultant’s breach of any of these obligations will cause irreparable and continuing damage to Company for which money damages are insufficient, and Company is entitled to injunctive relief, a decree for specific performance, and all other relief as may be proper (including money damages if appropriate), without the need to post a bond.

13.3            Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows, with notice deemed given as indicated: (a) by personal delivery, when actually delivered; (b) by overnight courier, upon written verification of receipt; (c) by facsimile transmission, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth above or to such other address as either party may provide in writing.

13.4            Governing Law; Forum. The laws of the United States of America and the State of California govern all matters arising out of or relating to this Agreement without giving effect to any conflict of law principles. Each of the parties irrevocably consents to the exclusive personal jurisdiction of the federal and state courts located in Los Angeles County, California, as applicable, for any matter arising out of or relating to this Agreement, except that in actions seeking to enforce any order or any judgment of the federal or state courts located in Los Angeles County, California, personal jurisdiction will be non- exclusive. Additionally, notwithstanding anything in the foregoing to the contrary, a claim for equitable relief arising out of or related to this Agreement may be brought in any court of competent jurisdiction. If a proceeding is commenced to resolve any dispute that arises between the parties with respect to the matters covered by this Agreement, the prevailing party in that proceeding is entitled to receive its reasonable attorneys’ fees, expert witness fees and out-of-pocket costs, in addition to any other relief to which that prevailing party may be entitled.

13.5            Severability. If a court of law holds any provision of this Agreement to be illegal, invalid or unenforceable, (a) that provision shall be modified so as to make it legal, invalid and enforceable and to achieve an economic effect that is as near as possible to that provided by the original

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provision and (b) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected.

13.6            Waiver; Modification. If Company waives any term, provision or Consultant’s breach of this Agreement, such waiver shall not be effective unless it is in writing and signed by Company. No waiver by a party of a breach of this Agreement shall constitute a waiver of any other or subsequent breach by Consultant. This Agreement may be modified only by mutual written agreement of authorized representatives of the parties.

13.7            Entire Agreement. This Agreement constitutes the final and exclusive agreement between the parties relating to this subject matter and supersedes all agreements, whether prior or contemporaneous, written or oral, concerning such subject matter.

[Remainder of Page Blank – Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

“Company”	“Consultant”

NATURAL PLANT EXTRACT OF CALIFORNIA, INC.	JIM RILEY

By: /s/ Robert Hymers III	/s/ Jim Riley
Name: Robert Hymers III Title: CFO

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Exhibit A

PROJECT ASSIGNMENT

Scope of work: Business Consultant/Advisory Board Member

Timeline: Immediate Team: Jim Riley

Goal: To offer a wide range of services to Natural Plant Extract of California (NPE) as a business consultant and/or advisory board member. The short-term objective would be to attack any immediate needs established by the leadership of the company. The long-term goal would be to integrate my value into the company and support the goals of the established team for an undetermined amount of time.

Observation: It is my immediate observation that your business model is positioned for success. However, I believe that I can add value through my vast experience in marketing, corporate structure, cash flow projections, and network connections to name a few. I have already begun to integrate with the key players in your business and have conducted extensive financial research with your team.

Timeline/Potential Scope of tasks

•	Determine initial fit for a working relationship – completed
•	Review key relationships and contacts – extract relevance to the success of the relationship
•	Download immediate needs from Alan
•	Establish timelines to complete task
•	Assign scheduled meeting times or calls
•	Capital raise - near completion
•	Data collection
•	Site visits

Jim Riley to provide:

•	Availability for meetings when required
•	Unlimited text and emails
•	Phone calls as needed
•	Maintain a home office in Southern California to secure business objectives
•	Access to all resources and key contacts

NPE to provide:

•	Each month starting on 6/1/20 billed at $3,000 in payment (commencement of pay is contingent on closing of common stock financing from Betterworld Ventures, LLC)
•	Opportunity for an increase in revenue and shares in the company, as values increase in work performed and the company value.
•	Fees to be paid in advance of service on the 1st of each month
•	Open access to key team members, operating procedures, and any other key elements of information to succeed in core objectives
•	Product Samples as needed
•	Daily person of contact and email to maintain work flow – Alan Tsai
•	Access to all team members, legal, marketing

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Expenses. Company will reimburse Consultant for expenses incurred in connection with this Project Assignment that are authorized in advance in writing and upon receipt of proper documentation of those expenses from Consultant.

NOTE: This Project Assignment is governed by the terms of a Consulting Agreement in effect between Company and Consultant. Any term in this Project Assignment that is inconsistent with that agreement is invalid.

IN WITNESS WHEREOF, the parties are signing this Project Assignment as of the later date below.

“Company”	“Consultant”

NATURAL PLANT EXTRACT OF CALIFORNIA, INC.	JIM RILEY

By: /s/ Robert Hymers III	/s/ Jim Riley
Name: Robert Hymers III Title: CFO

Date:	Date:

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Exhibit D Shareholders Agreement [attached]

SHAREHOLDERS AGREEMENT

among

NATURAL PLANT EXTRACT OF CALIFORNIA, INC.

and

EACH PERSON IDENTIFIED ON SCHEDULE A

dated as of June 5, 2020

Shareholders Agreement

This Shareholders Agreement (this “Agreement”), dated as of June 5, 2020 (the “Effective Date”), is entered into among Natural Plant Extract of California, Inc., a California Company (the “Company”), each Person identified on Schedule A hereto as a Major Shareholder (each, a “Major Shareholder” and collectively, the “Major Shareholders”), each Person identified on Schedule A hereto as a Shareholder, and each other Person who after the date hereof acquires Shares of the Company and becomes a party to this Agreement by executing a Joinder Agreement (such Persons, collectively with the Major Shareholders, the “Shareholders”).

RECITALS

WHEREAS, the Company has authorized 2,000,000 Shares;

WHEREAS, as of the date hereof, each Major Shareholder owns the number and percentage of the issued and outstanding Shares set forth opposite the Shareholder’s name on Schedule A hereto; and

WHEREAS, the Major Shareholders and the other parties hereto deem it in their best interests and in the best interests of the Company to set forth in this Agreement their respective rights and obligations in connection with their investment in the Company.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE I DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the meanings specified or referenced in this Article I.

“Acceptance Notice” has the meaning set forth in Section 4.01(c).

“Affiliate” means with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means all applicable provisions of: (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations, or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

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“Articles of Incorporation” means the restated articles of incorporation of the Company, as filed on March 21, 2019 with the Secretary of State of the State of California, and as amended, modified, supplemented, or restated from time to time in accordance with the terms of this Agreement.

“Board” has the meaning set forth in Section 2.01(a).

“Business” means the manufacture and distribution of various cannabis products.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in the State of California are authorized or required to close.

“By-Laws” means the by-laws of the Company, as amended, modified, supplemented, or restated from time to time in accordance with the terms of this Agreement.

“Company” has the meaning set forth in the preamble.

“Confidential Information” has the meaning set forth in Section 5.04(a).

“CGCL” means the California General Company Law, as amended from time to time and including any successor legislation thereto and any regulations promulgated thereunder.

“Director” has the meaning set forth in Section 2.01(a).

“Effective Date” has the meaning set forth in the preamble.

“Excluded Securities” means any Shares or other equity securities issued in connection with: (a) a grant to any existing or prospective consultants, employees, officers, or Directors pursuant to any stock option, employee stock purchase, or similar equity-based plans or other compensation agreement; (b) the exercise or conversion of options to purchase Shares, or Shares issued to any existing or prospective consultants, employees, officers, or Directors pursuant to any stock option, employee stock purchase, or similar equity-based plans or any other compensation agreement; (c) any acquisition by the Company of the shares of stock, assets, properties, or business of any Person; (d) any merger, consolidation, or other business combination involving the Company; (e) a share split, share dividend, or any similar recapitalization; or (f) any issuance of Financing Equity where such Financing Equity, together with all then outstanding Financing Equity, is not equal to, and is not convertible into, an aggregate of more than five percent (5%) of the outstanding Shares on a fully diluted basis at the time of the issuance of such Financing Equity, in each case, approved in accordance with the terms of this Agreement.

“Exercise Period” has the meaning set forth in Section 4.01(c).

“Exercising Shareholder” has the meaning set forth in Section 4.01(d).

“Family Member” means with respect to any Shareholder that is a natural person, such Shareholder’s Spouse, parent, sibling, descendant (including adoptive relationships and stepchildren), and the Spouses of each such natural persons.

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“Financing Equity” means any Shares, warrants, or other similar rights to purchase Shares issued to lenders or other institutional investors (excluding the Shareholders) in any arm’s length transaction providing debt financing to the Company.

“Fiscal Year” means, for financial accounting purposes, January 1 to December 31. “Government Approval” means any authorization, consent, approval, waiver,

exception, variance, order, exemption, publication, filing, declaration, concession, grant,

franchise, agreement, permission, permit, or license of, from, or with any Governmental Authority, the giving of notice to, or registration with, any Governmental Authority, or any other action in respect of any Governmental Authority.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations, or orders of such organization or authority have the force of law), or any arbitrator, court, or tribunal of competent jurisdiction.

“Governing Documents” means the Articles of Incorporation and the By-Laws. “Initial Public Offering” means any offering of Shares pursuant to a registration statement filed in accordance with the Securities Act.

“Major Shareholders” has the meaning set forth in the preamble. “Issuance Notice” has the meaning set forth in Section 4.01(b).

“Joinder Agreement” means the joinder agreement in form and substance of Exhibit A attached hereto.

“Lien” means any lien, claim, charge, mortgage, pledge, security interest, option, preferential arrangement, right of first offer, encumbrance, or other restriction or limitation of any nature whatsoever.

“Marital Relationship” means a civil union, domestic partnership, marriage, or any other similar relationship that is legally recognized in any jurisdiction.

“New Securities” has the meaning set forth in Section 4.01(a).

“Non-Exercising Shareholder” has the meaning set forth in Section 4.01(d).

“Offered Shares” has the meaning set forth in Section 3.02(a).

“Offering Shareholder” has the meaning set forth in Section 3.02(a).

“Offering Shareholder Notice” has the meaning set forth in Section 3.02(b).

“Over-Allotment Exercise Period” has the meaning set forth in Section 4.01(d).

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“Over-Allotment New Securities” has the meaning set forth in Section 4.01(d).

“Over-Allotment Notice” has the meaning set forth in Section 4.01(d).

“Permitted Transferee” means with respect to any Shareholder that is an entity, any Affiliate of such Shareholder, and with respect to any Shareholder who is an individual: (a) such Shareholder’s Family Member; (b) a trust under which the distribution of Shares may be made only to such Shareholder and/or any Family Member of such Shareholder; (c) a charitable remainder trust, the income from which will be paid to such Shareholder during his or her life;

(d)  a Company, partnership, or limited liability company, the Shareholders, partners, or members of which are only such Shareholder and/or Family Members of such Shareholder; or (e) such Shareholder’s executors, administrators, testamentary trustees, legatees, distributees, or beneficiaries by will or by the laws of intestate succession.

“Person” means an individual, Company, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Preemptive Pro Rata Portion” has the meaning set forth in Section 4.01(c).

“Proposed Sale” has the meaning set forth in Section 5.02.

“Prospective Purchaser” has the meaning set forth in Section 4.01(b).

“Purchasing Shareholder” has the meaning set forth in Section 3.02(d).

“Representative” means, with respect to any Person, any and all directors, managers, members, partners, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.

“ROFR Notice” has the meaning set forth in Section 3.02(d).

“ROFR Notice Period” has the meaning set forth in Section 3.02(d).

“Sale Event” means any of:

(a)               a merger or consolidation in which (i) the Company is a constituent party or (ii) a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Company or a subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent of such surviving or resulting party; provided that, for the purpose of this definition, all shares of common stock issuable upon exercise of options outstanding immediately prior to such merger or consolidation or upon conversion of preferred outstanding immediately prior to such merger

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or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of common stock are converted or exchanged; or

(b)               the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or, if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company, except where such sale, lease, transfer or other disposition is to the Company or one or more wholly owned subsidiaries of the Company.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Shares” means shares of common stock, no par value, of the Company and any securities issued in respect thereof, or in substitution therefor, in connection with any share split, dividend, or combination, or any reclassification, recapitalization, merger, consolidation, exchange, or similar reorganization.

“Spousal Consent” has the meaning set forth in Section 9.17.

“Spouse” means a spouse, a party to a civil union, a domestic partner, a same-sex spouse or partner, or any individual in a Marital Relationship with a Shareholder.

“Shareholders” has the meaning set forth in the preamble.

“Subsidiary” means with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority Approval” means with respect to any matter that must be approved by the Shareholders pursuant to this Agreement: (a) the affirmative vote (including by way of written consent) of at least 66 2/3% of the issued and outstanding Shares; or (b) the approval of the Board, including the directors then in office representing the Major Shareholders pursuant to Section 2.01.

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction: (a) does not, directly or indirectly, own or have the right to acquire any outstanding Shares; or (b) is not a Permitted Transferee of any Person who, directly or indirectly, owns or has the right to acquire any Shares.

“Transfer” means to, directly or indirectly, sell, transfer, assign, gift, pledge, encumber, hypothecate, or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option, or other arrangement or understanding with respect to the sale, transfer, assignment, gift, pledge, encumbrance, hypothecation, or similar

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disposition of, any Shares owned by a Person or any interest (including a beneficial interest) in any Shares owned by a Person. “Transfer” when used as a noun shall have a correlative meaning.

“Voting Agreement Matter” has the meaning set forth in Section 5.01.

“Waived ROFR Transfer Period” has the meaning set forth in Section 3.02(f).

ARTICLE II

MANAGEMENT AND OPERATION OF THE COMPANY

Section 2.01 Board of Directors.

(a)               Subject to Section 2.02, the Shareholders agree that the business and affairs of the Company shall be managed through a board of directors (the “Board”) consisting of at least three (3) members (each, a “Director”). When electing Directors to serve on the Board, each Major Shareholder shall have the right to designate one (1) Director, who shall initially be those individuals identified on Schedule B hereto, and each Director shall hold office until the next annual Shareholders’ meeting at which such Director’s successor is designated by the Major Shareholder that designated such Director as set forth in this Section 2.01(a).

(b)               Each Shareholder shall vote all Shares over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as Shareholder, director, member of a board committee, or officer of the Company, or otherwise, and whether at a regular or special meeting of the Shareholders or by written consent in lieu of a meeting) to elect to the Board any individual designated by a Major Shareholder pursuant to Section 2.01(a).

(c)               Each Major Shareholder shall have the right at any time to remove (with or without cause) any Director designated by such Major Shareholder for election to the Board and each other Shareholder shall vote all Shares over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control (including in its capacity as Shareholder, director, member of a board committee, or officer of the Company, or otherwise, and whether at a regular or special meeting of the Shareholders or by written consent in lieu of a meeting) to remove from the Board any individual designated by such Major Shareholder that such Major Shareholder desires to remove pursuant to this Section 2.01(c). Except as provided in the preceding sentence, unless a Major Shareholder otherwise consents in writing, no other Shareholder shall take any action to cause the removal of any Directors designated by such Major Shareholder.

(d)               In the event a vacancy is created on the Board at any time and for any reason (whether as a result of death, disability, retirement, resignation, or removal pursuant to Section 2.01(c)), the Major Shareholder that designated such Director shall have the right to designate a different individual to replace such Director and each other Shareholder shall vote all Shares over which such Shareholder has voting control and shall take all other necessary or desirable actions within such Shareholder’s control

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(including in its capacity as Shareholder, director, member of a board committee, or officer of the Company, or otherwise, and whether at a regular or special meeting of the Shareholders or by written consent in lieu of a meeting) to elect to the Board such individual designated by such Major Shareholder.

Section 2.02 Voting Arrangements. In addition to any vote or consent of the Board or the Shareholders of the Company required by Applicable Law, including the CGCL, without Supermajority Approval the Company shall not, and shall not enter into any commitment to:

(a)               amend, modify, or restate the Articles of Incorporation to increase or decrease by authorized Shares or create any new class of series of capital stock of the Company;

(b)               make any material change to the nature of the Business conducted by the Company;

(c)               declare or pay any dividend or otherwise make a distribution to holders of the Shares;

(d)               (i) subject to Section 4.01, issue or sell Shares or other equity securities of the Company to any Person; or (ii) enter into or effect any transaction or series of related transactions involving the repurchase, redemption, or other acquisition of Shares from any Person, in each case, other than any Excluded Securities approved in accordance with the terms of this Agreement or as otherwise contemplated by the terms of this Agreement;

(e)               increase or decrease the number of directors of the Company other than in compliance with this Agreement;

(f)                enter into or effect any transaction or series of related transactions involving the sale, lease, license, exchange, or other disposition (including by merger, consolidation, sale of shares of stock, or sale of assets) by the Company of all or substantially of its assets;

(g)               wind up, dissolve, liquidate, or terminate the Company or initiate a bankruptcy proceeding involving the Company.

Section 2.03 Board Observer Rights. As long as Betterworld Ventures, LLC (“BWV”) continues to be a Major Shareholder, the Company shall invite a representative of BWV to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its Directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if access to such information or attendance at such meeting could adversely affect the attorney-client privilege between the Company and its counsel or result in disclosure of trade secrets or a conflict of interest. This

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nonvoting observer shall be in addition to BWV’s right to appoint a director pursuant to Section 2.01.

ARTICLE III
TRANSFER OF INTERESTS

Section 3.01 General Restrictions on Transfer.

(a)               Except as permitted pursuant to Section 3.01(b) or in accordance with the procedures described in Section 3.02, each Shareholder agrees that such Shareholder will not, directly or indirectly, voluntarily or involuntarily, Transfer any of its Shares.

(b)               The provisions of Section 3.01(a) and Section 3.02 shall not apply to any of the following Transfers by any Shareholder of any of its Shares:

(i)                 to a Permitted Transferee; or

(ii)               pursuant to a merger, consolidation, or other business combination of the Company with a Third-Party Purchaser that has been approved in compliance with Section 2.02(f) or Section 2.02(g).

(c)               In addition to any legends required by Applicable Law, each certificate representing the Shares of the Company now owned or that may hereafter be acquired by the Shareholders shall bear a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SHAREHOLDERS AGREEMENT AMONG THE COMPANY AND ITS SHAREHOLDERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION, OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SHAREHOLDERS AGREEMENT.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.”

(d)               Prior notice shall be given to the Company by a Shareholder of any Transfer of Shares, including Transfers to a Permitted Transferee. Prior to consummation of any Transfer by any Shareholder of any of its Shares, including a Transfer to a Permitted Transferee or a Third Party Purchaser, such Shareholder shall cause: (i) any transferee who is not already a party to this Agreement to execute and deliver to the Company a Joinder Agreement in which such transferee agrees to be bound by the terms

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and conditions of this Agreement; and (ii) if the transferee is an individual, any Spouse of such transferee to execute and deliver to the Company a Spousal Consent. Upon any Transfer of Shares by any Shareholder, in accordance with this Section 3.01(d) and the other terms of this Agreement, the transferee thereof shall be substituted for, and shall assume all the rights and obligations under this Agreement of, the transferor thereof.

(e)               Notwithstanding any other provision of this Agreement, each Shareholder agrees that it will not, directly or indirectly, Transfer any of its Shares: (i) except as permitted under the Securities Act and other applicable federal or state securities laws, and then, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act; (ii) if it would cause the Company or any of its Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or (iii) if it would cause the assets of the Company or any of its Subsidiaries to be deemed plan assets as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company. In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(f)                Any Transfer or attempted Transfer of any Shares in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books, and the purported transferee in any such Transfer shall not be treated (and the purported transferor shall continue be treated) as the owner of such Shares for all purposes of this Agreement and the Governing Documents of the Company.

(g)               This Agreement shall cover all of the Shares now owned or hereafter acquired by the Shareholders while this Agreement remains in effect.

Section 3.02 Right of First Refusal.

(a)               If at any time a Shareholder (such Shareholder, an “Offering Shareholder”) receives a bona fide offer from any Third Party Purchaser to purchase all or any portion of the Shares (the “Offered Shares”) owned by the Offering Shareholder and the Offering Shareholder desires to Transfer the Offered Shares (other than Transfers that are permitted by Section 3.01(b)), then the Offering Shareholder must first make an offering of the Offered Shares to each other Shareholder in accordance with the provisions of this Section 3.02.

(b)               The Offering Shareholder shall, within five (5) Business Days of receipt of the offer from the Third-Party Purchaser, give written notice (the “Offering Shareholder Notice”) to the Company and the other Shareholders stating that it has received a bona fide offer from a Third-Party Purchaser and specifying:

(i)                 the number of Offered Shares to be Transferred by the Offering Shareholder;

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(ii)	the name of the Third-Party Purchaser;

(iii)            the per share purchase price and the other material terms and conditions of the Transfer, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof; and

(iv)             the proposed date, time, and location of the closing of the Transfer, which shall not be less than sixty (60) days from the date of the Offering Shareholder Notice.

The Offering Shareholder Notice shall constitute the Offering Shareholder’s offer to Transfer the Offered Shares to the other Shareholders, which offer shall be irrevocable until the end of the ROFR Notice Period.

(c)               By delivering the Offering Shareholder Notice, the Offering Shareholder represents and warrants to the Company and to each other Shareholder that: (i) the Offering Shareholder has full right, title, and interest in and to the Offered Shares; (ii) the Offering Shareholder has all the necessary power and authority and has taken all necessary action to Transfer such Offered Shares as contemplated by this Section 3.02; and (iii) the Offered Shares are free and clear of any and all Liens other than those arising as a result of or under the terms of this Agreement.

(d)               Upon receipt of the Offering Shareholder Notice, each Shareholder shall have ten (10) Business Days (the “ROFR Notice Period”) to elect to purchase all (but not less than all) of the Offered Shares by delivering a written notice (a “ROFR Notice”) to the Offering Shareholder and the Company stating that it offers to purchase such Offered Shares on the terms specified in the Offering Shareholder Notice. Any ROFR Notice shall be binding upon delivery and irrevocable by the applicable Shareholder. If more than one Shareholder delivers a ROFR Notice, each such Shareholder (the “Purchasing Shareholder”) shall be allocated its pro-rata portion of the Offered Shares, which shall be based on the proportion of the number of Shares such Purchasing Shareholder owns relative to the total number of Shares all of the Purchasing Shareholders own.

(e)               Each Shareholder that does not deliver a ROFR Notice during the ROFR Notice Period shall be deemed to have waived all of such Shareholder’s rights to purchase the Offered Shares under this Section 3.02, and the Offering Shareholder shall thereafter, subject to the rights of any Purchasing Shareholder, be free to sell the Offered Shares to the Third Party Purchaser in the Offering Shareholder Notice without any further obligation to such Shareholder pursuant to this Section 3.02.

(f)                If no Shareholder delivers a ROFR Notice in accordance with Section Section 3.02(d), the Offering Shareholder may, during the sixty (60) day period immediately following the expiration of the ROFR Notice Period, which period may be extended for a reasonable time not to exceed thirty (30) days, to the extent reasonably necessary to obtain any required Government Approvals (the “Waived ROFR Transfer Period”) (and subject to the requirements of Section 3.01(d)), Transfer all of the Offered

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Shares to the Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Shareholder Notice. If the Offering Shareholder does not Transfer the Offered Shares within such period or, if applicable, within the Waived ROFR Transfer Period, the rights provided hereunder shall be deemed to be revived and the Offered Shares shall not be Transferred to the Third- Party Purchaser unless the Offering Shareholder sends a new Offering Shareholder Notice in accordance with, and otherwise complies with, this Section 302.

(g)               Each Shareholder shall take all actions as may be reasonably necessary to consummate the Transfer contemplated by this Section 3.02, including entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(h)               The Offering Shareholder and any Purchasing Shareholder shall consummate a Transfer pursuant to the ROFR Notice within thirty (30) days of delivery of the ROFR Notice. At the closing of any Transfer pursuant to this Section 3.02, the Offering Shareholder shall deliver to the Purchasing Shareholders a certificate or certificates representing the Offered Shares to be sold (if any), accompanied by stock powers and all necessary stock transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Purchasing Shareholders by certified or official bank check or by wire transfer of immediately available funds.

ARTICLE IV PREEMPTIVE RIGHTS

Section 4.01 Preemptive Rights.

(a)               The Company hereby grants to each Shareholder the right to purchase its pro rata portion of any new Shares (other than any Excluded Securities) (the “New Securities”) that the Company may from time to time propose to issue or sell to any party.

(b)               The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 4.01(a) to the Shareholders within five (5) Business Days following any action of the Board where any such issuance or sale is approved. The Issuance Notice shall, if applicable, identify any prospective purchaser (a “Prospective Purchaser”) seeking to purchase New Securities and set forth the material terms and conditions of the proposed issuance, including:

(i)                 the number and description of New Securities proposed to be issued and the percentage of the outstanding Shares, on a fully diluted basis, that such issuance would represent;

(ii)               any material rights and obligations afforded the holders of such New Securities;

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(iii)            the proposed issuance date, which shall be at least twenty (20) days from the date of the Issuance Notice; and

(iv)	the proposed purchase price per share.

(c)               Each Shareholder shall for a period of ten (10) days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase, at the purchase price set forth in the Issuance Notice, the amount of New Securities equal to the product of: (i) the total number of New Securities to be issued by the Company on the issuance date; and (ii) a fraction determined by dividing (A) the number of Shares owned by such Shareholder immediately prior to such issuance by (B) the total number of Shares outstanding on such date immediately prior to such issuance (the “Preemptive Pro Rata Portion”) by delivering a written notice to the Company (an “Acceptance Notice”). Such Shareholder’s election to purchase New Securities shall be binding and irrevocable. The failure of a Shareholder to deliver an Acceptance Notice by the end of the Exercise Period shall constitute a waiver of its rights under this

Section 4.01 with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances or sales of New Securities.

(d)               No later than five (5) days following the expiration of the Exercise Period, the Company shall notify each Shareholder in writing of the number of New Securities that each Shareholder has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-Allotment Notice”). Each Shareholder exercising its right to purchase its Preemptive Pro Rata Portion of the New Securities in full (an “Exercising Shareholder”) shall have a right of over-allotment such that if any other Shareholder fails to exercise its right under this Section 4.01 to purchase its Preemptive Pro Rata Portion of the New Securities (each, a “Non-Exercising Shareholder”), such Exercising Shareholder may purchase all or any portion of such Non-Exercising Shareholder’s allotment (the “Over-Allotment New Securities”) by giving written notice to the Company setting forth the number of Over-Allotment New Securities that such Exercising Shareholder is willing to purchase within five (5) days of receipt of the Over-Allotment Notice (the “Over-Allotment Exercise Period”). Such Exercising Shareholder’s election to purchase Over-Allotment New Securities shall be binding and irrevocable. If more than one Exercising Shareholder elects to exercise its right of over-allotment, each Exercising Shareholder shall have the right to purchase the number of Over-Allotment New Securities it elected to purchase in its written notice; provided, that if the Over-Allotment New Securities are over-subscribed, each Exercising Shareholder shall purchase its pro rata portion of the available Over-Allotment New Securities based upon the relative Preemptive Pro Rata Portions of the Exercising Shareholders.

(e)               The Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to any New Securities not elected to be purchased pursuant to Section 4.01(c) and Section 4.01(d) above in accordance with the terms and conditions set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced), provided, such issuance or sale is closed within sixty (60) days after the expiration of the

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Over-Allotment Exercise Period; subject, however, to the extension of such sixty (60) day period for a reasonable time not to exceed thirty (30) days to the extent reasonably necessary to obtain any necessary Government Approvals or other required consents.

Concurrent with any closing of such proposed issuance or sale of New Securities, the Company shall cause: (i) each proposed holder of such New Securities to execute and deliver to the Company a Joinder Agreement; and (ii) if such proposed holder is an individual, any Spouse of such proposed holder to execute and deliver to the Company a Spousal Consent. In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Shareholders in accordance with the procedures set forth in this Section 4.01.

(f)                The closing of any purchase by any Shareholder shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Securities in accordance with this Section 4.01, the Company shall deliver share certificates (if any) evidencing the New Securities, which New Securities shall be issued free and clear of any Liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Shareholders and after payment therefor, duly authorized, validly issued, fully paid, and non-assessable. Each Exercising Shareholder shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale, including entering into such additional agreements as may be necessary or appropriate.

ARTICLE V

DRAG ALONG RIGHT; MARKET STAND-OFF; CONFIDENTIALITY

Section 5.01 Drag Along Right. If a Sale Event of the Company (a “Voting Agreement Matter”) is approved by Supermajority Approval, then each Shareholder shall vote (in person, by proxy or by action by written consent, as applicable) all shares of capital stock of the Company now or hereafter directly or indirectly owned of record or beneficially by such Shareholder in favor of, and adopt, such Voting Agreement Matter and to execute and deliver all related documentation and take such other action in support of the Voting Agreement Matter as may reasonably be requested by the Company to carry out the terms and provision of this Section 5.01, including executing and delivering instruments of conveyance and transfer or amendment, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents. The obligation of any party to take the actions required by this Section 5.01 will not apply to a Sale Event if the other party involved in such Sale Event is an affiliate or shareholder of the Company holding more than ten percent (10%) of the voting power of the Company.

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Section 5.02 Exceptions to Drag Along Right. Notwithstanding the foregoing, a Shareholder need not comply with Section 5.01 above in connection with any proposed Sale Event of the Company (the “Proposed Sale”) unless:

(a)               any representations and warranties to be made by the Shareholder solely as a Shareholder in connection with the Proposed Sale are limited to representations and warranties related to authority, ownership and the ability to convey title to such Shares, including representations and warranties that (i) the Shareholder holds all right, title and interest in and to the Shares the Shareholder purports to hold, free and clear of all liens and encumbrances, (ii) the obligations of the Shareholder in connection with the transaction have been duly authorized, if applicable, (iii) the documents to be entered into by the Shareholder have been duly executed by the Shareholder and delivered to the acquirer and are enforceable against the Shareholder in accordance with their respective terms and, (iv) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Shareholder’s obligations thereunder, will cause a breach or violation of the terms of any agreement, law, or judgment, order, or decree of any court or governmental agency;

(b)               the Shareholder will not be liable for the inaccuracy of any representation or warranty made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties, and covenants of the Company as well as breach by any Shareholder of any identical representations, warranties and covenants provided by all Shareholders);

(c)               the liability for indemnification, if any, of the Shareholder in the Proposed Sale and for the inaccuracy of any representations and warranties made by the Company or its Shareholders in connection with such Proposed Sale, is several and not joint with any other Person (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any Shareholder of any identical representations, warranties, and covenants provided by all Shareholders), and is pro rata in proportion to, and does not exceed, the amount of consideration paid to such Shareholder in connection with such Proposed Sale;

(d)               liability will be limited to the Shareholder's applicable share (determined based on the respective proceeds payable to each Shareholder) of a negotiated aggregate indemnification amount that applies equally to all Shareholders but that in no event exceeds the amount of consideration otherwise payable to the Shareholder in connection with the Proposed Sale, except with respect to claims related to fraud by the Shareholder, the liability for which need not be limited as to the Shareholder; and

(e)               upon the consummation of the Proposed Sale, each holder of each class or series of the Company’s capital stock will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock.

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Section 5.03 Market Stand-Off Agreement. To the extent requested by the Company or an underwriter of securities of the Company, each Shareholder shall not sell or otherwise transfer or dispose of any Shares or other shares of stock of the Company then owned by such Shareholder (other than to donees or partners of the Shareholder who agree to be similarly bound) for up to 180 days following the effective date of any registration statement of the Company filed under the Securities Act. For purposes of this Section 5.03, “Company” includes any wholly-owned subsidiary of the Company into which the Company merges or consolidates. The Company may place restrictive legends on the certificates representing the shares subject to this Section 5.03 and may impose stop transfer instructions with respect to the Shares and such other shares of stock of each Shareholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Shareholder shall enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

Section 5.04 Confidentiality.

(a)               Each Shareholder acknowledges that during the term of this Agreement, it will have access to and become acquainted with trade secrets, proprietary information, and confidential information belonging to the Company and its Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, financial statements, and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists, or other business documents that the Company treats as confidential, in any format whatsoever (including oral, written, electronic, or any other form or medium) (collectively, “Confidential Information”). In addition, each Shareholder acknowledges that: (i) the Company has invested, and continues to invest, substantial time, expense, and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to Competitors or made available to the public. Without limiting the applicability of any other agreement to which any Shareholder is subject, each Shareholder shall, and shall cause its Representatives to, keep confidential and not, directly or indirectly, disclose or use (other than solely for the purposes of such Shareholder monitoring and analyzing its investment in the Company) at any time, including, without limitation, use for personal, commercial, or proprietary advantage or profit, either during its association with the Company or thereafter, any Confidential Information of which such Shareholder is or becomes aware. Each Shareholder in possession of Confidential Information shall, and shall cause its Representatives to, take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss, and theft.

(b)               Nothing contained in Section 5.04(a) shall prevent any Shareholder from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Shareholder; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories, or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v)

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to other Shareholders; (vi) to such Shareholder’s Representatives who, in the reasonable judgment of such Shareholder, need to know such Confidential Information and are under a similar duty of confidentiality to the Shareholder; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Shares from such Shareholder, as long as such potential Permitted Transferee agrees in writing to be bound by the provisions of this Section 5.04 as if a Shareholder before receiving such Confidential Information; provided, that in the case of clause (i), (ii), or (iii), such Shareholder shall notify the Company and other Shareholders of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Shareholders) and use reasonable efforts to cooperate with the Company to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c)               The restrictions of Section 5.04(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Shareholder or any of its Representatives in violation of this Agreement; (ii) is or has been independently developed or conceived by such Shareholder without use of Confidential Information; or (iii) becomes available to such Shareholder or any of its Representatives on a non-confidential basis from a source other than the Company, the other Shareholders, or any of their respective Representatives, provided, that such source is not known by the receiving Shareholder to be bound by a confidentiality agreement regarding the Company.

(d) The obligations of each Shareholder under this Section 5.04 shall survive (i) the termination, dissolution, liquidation, and winding up of the Company; and (ii) such Shareholder’s Transfer of its Shares.

ARTICLE VI INFORMATION RIGHTS

Section 6.01 Financial Statements. In addition to, and without limiting any rights that a Shareholder may have with respect to inspection of the books and records of the Company under Applicable Laws, including the CGCL, the Company shall furnish to each Shareholder, the following information:

(a)               The Company shall furnish to each Major Shareholder when available (i) annual unaudited financial statements for each fiscal year of the Company, including an unaudited balance sheet as of the end of such fiscal year and an unaudited income or profit and loss statement, all prepared in accordance with generally accepted accounting principles and practices; and (ii) quarterly unaudited financial statements for each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), including an unaudited balance sheet as of the end of such fiscal quarter and an unaudited income or profit and loss statement, all prepared in accordance with generally accepted accounting principles and practices, subject to changes resulting from normal year-end audit adjustments. If the Company has audited records of any of the foregoing, it shall provide those in lieu of the unaudited versions.

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(b)               To the extent the Company is required by Applicable Law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports, and other periodic reports (without exhibits) prepared by the Company as soon as available.

Section 6.02 Inspection Rights. The Company shall permit each Major Shareholder to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Major Shareholder.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES

Section 7.01 Representations and Warranties. Each Shareholder, severally and not jointly, represents and warrants to the Company and each other Shareholder that:

(a)               For each such Shareholder that is not an individual, such Shareholder is duly organized, validly existing, and in good standing under the laws of its state of formation.

(b)               Such Shareholder has full capacity and, for each such Shareholder that is not an individual, corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. For each such Shareholder that is not an individual, the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby have been duly authorized by all requisite action of such Shareholder. Such Shareholder has duly executed and delivered this Agreement.

(c)               This Agreement constitutes the legal, valid, and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law). The execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby require no action by, or in respect of, or filing with, any Governmental Authority.

(d)               The execution, delivery, and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in any violation or breach of any provision of any of the governing documents of such Shareholder; (ii) conflict with or result in any violation or breach of any provision of any Applicable Law; or (iii) require any consent or other action by any Person under any provision of any material agreement or other instrument to which the Shareholder is a party.

(e)               Except for this Agreement, such Shareholder has not entered into or agreed to be bound by any other agreements or arrangements of any kind with any other

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party with respect to the Shares, including agreements or arrangements with respect to the acquisition or disposition of the Shares or any interest therein or the voting of the Shares (whether or not such agreements and arrangements are with the Company or any other Shareholder).

(f)                Subject to the other provisions of this Agreement, the representations and warranties contained herein shall survive the date of this Agreement and shall remain in full force and effect for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation, or extension thereof).

ARTICLE VIII TERM AND TERMINATION

Section 8.01 Termination. This Agreement shall terminate upon the earliest of:

(a)               the consummation of an Initial Public Offering;

(b)	the consummation of a Sale Event;

(c)               the consummation of a merger or other business combination involving the Company whereby the Shares become listed or admitted to trading on the Nasdaq Stock Market, the New York Stock Exchange, or another national securities exchange;

(d)	the date on which none of the Shareholders holds any Shares;

(e)	the termination, dissolution, liquidation, or winding up of the Company; or

(f)	the agreement of the Shareholders constituting Supermajority Approval.

Section 8.02 Effect of Termination.

(a)               The termination of this Agreement shall terminate all further rights and obligations of the Shareholders under this Agreement except that such termination shall not effect:

(i)                 the existence of the Company;

(ii)               the obligation of any party to this Agreement to pay any amounts arising on or prior to the date of termination, or as a result of or in connection with such termination;

(iii)            the rights which any Shareholder may have by operation of law as a Shareholder of the Company; or

(iv)             the rights contained herein which by their terms are intended to survive termination of this Agreement.

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(b)               The following provisions shall survive the termination of this Agreement: Section 5.04, this Section 8.02, and Article IX.

ARTICLE IX MISCELLANEOUS

Section 9.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors, and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof, and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Shareholder hereby agrees, at the request of the Company or any other Shareholder, to execute and deliver such additional documents, certificates, instruments, conveyances, and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 9.03 Release of Liability. Except as otherwise provided herein, in the event any Shareholder Transfers all the Shares held by such Shareholder in compliance with the provisions of this Agreement without retaining any interest therein, then such Shareholder shall cease to be a party to this Agreement and shall be relieved and have no further liability arising hereunder for events occurring from and after the date of such Transfer.

Section 9.04 Notices.

(a)               All notices and other communications given or made pursuant to this Agreement must be in writing and will be deemed to have been given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified (with verification of receipt), (ii) when sent, if sent by facsimile or electronic mail during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (iii) three days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt.

(b)               Such communications in Section 9.04(a) must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.04):

(i)                 if to the Company, at its principal office address;

(ii)                 if to a Shareholder, at the address set forth on Schedule A attached hereto;

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(iii)            if to a Permitted Transferee of Shares or any other Shareholder other than the Major Shareholders (A) at the address set forth on the respective Joinder Agreement executed by such party; or (B) if an address is neither set forth on such Joinder Agreement nor provided to the Company in a notice given in accordance with this Section 9.04, at such party’s last known address; and

(iv)             if to the Spouse of a Shareholder: (A) if applicable, in care of the Spouse’s attorney of record at the attorney’s address; or (B) if the Spouse is unrepresented, at the Spouse’s last known address.

Section 9.05 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 9.06 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

Section 9.07 Entire Agreement. This Agreement and the Governing Documents constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Governing Document, the Shareholders and the Company shall, to the extent permitted by Applicable Law, amend such Governing Document to comply with the terms of this Agreement.

Section 9.08 Successors and Assigns; Assignment. Subject to the rights and restrictions on Transfers set forth in this Agreement, this Agreement is binding upon and inures to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns. This Agreement may not be assigned by any Shareholder except as permitted in this Agreement (or as otherwise consented to in writing by all the other Shareholders prior to the assignment) and any such assignment in violation of this Agreement shall be null and void.

Section 9.09 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10 Amendment and Modification. This Agreement may only be amended, modified, or supplemented by an instrument in writing executed by the Company and the Shareholders constituting Supermajority Approval. Any such written amendment, modification, or supplement will be binding upon the Company and each Shareholder.

Section 9.11 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by

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any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.12 Governing Law. This Agreement, including all Exhibits and Schedules hereto, and all matters arising out of or relating to this Agreement, shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction).

Section 9.13 Submission to Jurisdiction. Each party (a) hereby irrevocably and unconditionally submits to the personal jurisdiction of the federal and state courts located in San Diego County, California for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement.

Section 9.14 Equitable Remedies. Each party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 9.15 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

Section 9.16 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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Section 9.17 Spousal Consent. Each Shareholder who has a Spouse on the date of this Agreement shall cause such Shareholder’s Spouse to execute and deliver to the Company a consent in the form of Exhibit B hereto (a “Spousal Consent”), pursuant to which the Spouse acknowledges that he or she has read and understood the Agreement and agrees to be bound by its terms and conditions. If any Shareholder should marry or engage in a Marital Relationship following the date of this Agreement, such Shareholder shall cause his or her Spouse to execute and deliver to the Company a Spousal Consent within thirty (30) days thereof.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the Effective Date.

The Company:

Natural Plant Extract of California, Inc., a California corporation

By:   /s/ Alan Tsai

Alan Tsai, Chief Executive Officer

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IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the Effective Date.

The Major Shareholders:

Betterworld Ventures, LLC, a California limited liability company

Name: Paul Garrett, Sole Trustee of the Paul Garrett 1994 Revocable Trust

By:   /s/ Paul Garrett

Title: Manager and Sole Member

/s/ Alan Tsai

Alan Tsai

/s/ Robert Hymers III

Robert Hymers III

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IN WITNESS WHEREOF, the parties hereto have executed this Shareholders Agreement as of the Effective Date.

The Shareholders:

Marijuana Company of America, Inc., a Utah corporation

By:

Name:

Title:

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SCHEDULE A SHAREHOLDERS

Name	MS / S1	Shares	Address
Alan Tsai	MS	400,000	1100 Wilshire Blvd., Apt. 2808 Los Angeles, CA 90017
Robert Hymers III	MS	400,000	520 S. Grand Ave., Ste. 320 Los Angeles, CA 90071
Betterworld Ventures, LLC	MS	566,667	3594 Via Zara Fallbrook, CA 92028
Marijuana Company of America, Inc.	S	50,000	1340 West Valley Parkway, Ste. 205 Escondido, CA 92029

1 Major Shareholder or Shareholder

SCHEDULE B DIRECTORS

Director Nominee	Major Shareholder
Alan Tsai	Alan Tsai
Robert Hymers III	Robert Hymers III
Paul Garrett	Betterworld Ventures, LLC

EXHIBIT A

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

Reference is hereby made to the Shareholders Agreement, dated June 5, 2020, (as amended from time to time, the “Shareholders Agreement”), by and among Alan Tsai, Robert Hymers III, Betterworld Ventures, LLC, Marijuana Company of America, Inc. and Natural Plant Extract of California, Inc., a California corporation (the “Company”). Pursuant to and in accordance with Sections 3.01(d) and 4.01(e) of the Shareholders Agreement, the undersigned hereby agrees that upon the execution of this Joinder Agreement, it shall become a party to the Shareholders Agreement and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Shareholders Agreement as though an original party thereto and shall be deemed to be a Shareholder of the Company for all purposes thereof.

Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Shareholders Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [DATE].

[TRANSFEREE STOCKHOLDER]

By: ________________________

Name:

Title:

EXHIBIT B

FORM OF SPOUSAL CONSENT

CONSENT OF SPOUSE/DOMESTIC PARTNER

I, [SIGNING SPOUSE OR DOMESTIC PARTNER NAME], spouse/domestic partner of [SHAREHOLDER OR MEMBER SPOUSE OR DOMESTIC PARTNER NAME], acknowledge that I have read the Shareholders Agreement, dated as of June 5, 2020, by and among Natural Plant Extract of California, Inc., a company organized under the laws of the State of California (the “Company”) and Alan Tsai, Robert Hymers III, Betterworld Ventures, LLC, and Marijuana Company of America, Inc. and to which this Consent of Spouse/Domestic Partner (“Consent”) is attached as Exhibit B (as the same may be amended or amended and restated from time to time, the “Agreement”), and that I understand the contents of the Agreement. I am aware that my spouse/domestic partner is a party to the Agreement and the Agreement contains provisions regarding the voting and transfer of Shares (as defined in the Agreement) of the Company which my spouse/domestic partner may own, including any interest I might have therein.

I hereby consent to the execution by my spouse/domestic partner of the Agreement and agree that I and any interest, including any community property interest, that I may have in any Shares of the Company subject to the Agreement shall be irrevocably bound by the Agreement, including any restrictions on the transfer or other disposition of any Shares, valuation methods or agreed values for the Shares, or voting or other obligations as set forth in the Agreement. I hereby irrevocably appoint my spouse/domestic partner as my attorney-in-fact and agent with respect to the exercise of any rights and obligations under the Agreement.

I agree that, in the event of divorce or the dissolution of my marriage/partnership to my present spouse/domestic partner or other legal division of property, I will transfer and sell, at the fair market value, to my spouse/domestic partner any and all interest I have or may acquire in the Company, and I further agree that a court may award such entire interest to my spouse/domestic partner as part of any such legal division of property. The foregoing agreement is not intended as a waiver of any community property or other ownership interest I may have in the Shares of the Company, but only as an agreement to accept other property or assets of substantially equivalent value as part of any property settlement agreement or other legal division of property upon divorce or the dissolution of my marriage/partnership.

I agree not to bequeath my interest, if any, in the Shares of the Corporation, by will, trust, or any other testamentary disposition to any person other than my current spouse/domestic partner.

Further, the residuary clause in my will shall not include my interest, if any, in the Shares of the Company.

I agree not to pledge or encumber any interest I may have in the Shares of the Company.

This Consent shall be binding on my executors, administrators, heirs, and assigns. I agree to execute and deliver such documents as may be necessary to carry out the intent of the Agreement and this Consent.

I am aware that the legal, financial, and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this

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Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right. I am under no disability or impairment that affects my decision to sign this Consent and I knowingly and voluntarily intend to be legally bound by this Consent. I am satisfied with the terms of this Consent and I understand and have received full disclosure of all the rights that I am agreeing to waive.

I hereby agree that my spouse/domestic partner may join in any future amendment, waiver, consent, or modification of the Agreement without any further signature, acknowledgment, agreement, or consent on my part or notice to me.

Dated to be effective on [DATE].

________________________________

[SIGNING SPOUSE OR DOMESTIC PARTNER NAME]

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ACKNOWLEDGMENT TO CONSENT OF SPOUSE/DOMESTIC PARTNER

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

STATE OF CALIFORNIA
COUNTY OF [COUNTY NAME]	ss.

On [DATE] before me, [NAME OF NOTARY PUBLIC OR OTHER OFFICER AND TITLE,

IF ANY], personally appeared [NAME OF PERSON SIGNING SPOUSAL CONSENT], who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that [he/she] executed the same in [his/her] authorized capacity, and that by [his/her] signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

______________________________

Signature of [Notary Public] [NOTARY PUBLIC NAME]

[Seal]]

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